Exhibit 99.1

Wellesley Bank Unveils New Logo

WELLESLEY, Mass.--(BUSINESS WIRE)--September 30, 2013--Wellesley Bank is celebrating its successful performance and market share growth by unveiling a new logo. “We believe adopting a new logo at this time helps to solidify with our clients, our business partners and our team the emphasis we are placing on being the premier banking and wealth management company within our markets,” said Thomas J. Fontaine, the Bank’s President and CEO.

The new logo coincides with the opening of the new Boston office location at One Federal Street in the heart of Boston’s Financial District.

Fontaine continued, "From day one, over a hundred years ago, we have kept our eyes on financial strength, service excellence and the value of improving the livelihood of the communities in which we serve. We have made substantial progress, and are now investing in taking our brand promise to a wider audience, while remaining true to our existing client base.”

Fontaine added, “The new logo conveys strength and stability along with being timeless, which is what our clients seek from Wellesley Bank. We expect our marketplace will come to recognize us by this new logo and our service and commitment to premier banking.”

The Bank is making other investments as well, including launching a new and improved website. “We continue to apply the sophistication and services of far-larger institutions with our highly personalized approach and knowledge of our client’s specific wants and needs,” said Fontaine. “We are confident the improved look and added functionality of our new website is just one element that demonstrates our commitment to our clients.”

About Wellesley Bank

Wellesley Bank provides comprehensive premier banking and wealth management services to successful people, families, businesses and nonprofit organizations. The company's team of highly experienced and knowledgeable bankers and investment professionals provides exceptional personalized services and trusted advice to its clients.

Wellesley Bank and its wholly owned wealth management company, Wellesley Investment Partners, LLC are subsidiaries of Wellesley Bancorp, Inc. (NASDAQ:WEBK).

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-489-7609
President & CEO
www.wellesleybank.com